Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “*”.

Proposal Title: Microfluidic Chip *

Proposer: Fikst

Date: March 21, 2013

Fikst Contact:

*

Principal

45 Industrial Way

Woburn, MA 01801

Enumeral Biomedical:

Derek Brand

Director of Business Development

One Kendall Square, Bldg 400

Cambridge, MA 02139

Background

Enumeral has developed a system that uses a microwell array chip (MC) for measuring protein secretion from cells. The MC is currently fabricated at Enumeral. The chips are made by *. The goal of this program (the “Program” or “Project”) is to * by improving the production process including developing improved tooling.

Key Design Considerations

1.	*
a.	The MC should be produced as * as possible with respect to the * that * to the *; this should result in * of all microwells on the device. The tolerances are set forth in Exhibit A. The size of the MC to be fabricated is that of a standard glass microscope slide (75x22mm)
b.	During imaging the current * does linear * so it can correct for *. The specifications are set forth in Exhibit A
2.	*
a.	The current process has the slides *. The glass slides *.
b.
c.	During *, the *. Developing a controlled * method may *.
d.	* is used to *. This process * making it *.
3.	*

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a.	The current *. * provide * that may lead to * and resulting * of the *, leading to * collected thereafter. An improved * will be proposed for approval.
4.	*
a.	The masters are currently * and *. An * for the masters is required.
b.	The * are located only by the *. An improved alignment scheme for the * is required.
5.	*
a.	* a * under the wells is required for * and to stay within the *.
6.	*
a.	The chips should be *. The current process uses *.
7.	*
a.	MC’s are currently *. * and * will be considered during * to * MC *.
8.	*
a.	Fikst will develop the process and tooling appropriate for *.
b.	Fikst will consider higher volume production when making design decisions and will, where reasonable, make decisions that are appropriate for low and high volume production.
c.	After the initiation of Phase 4 (Production, described below) Fikst will provide an estimate of the per-month production capacity of the developed process along with design and process considerations for higher volume production to be considered in the future.

Assumptions

1.	* will be supplied by Enumeral.
2.	MC’s delivered by Fikst will *. Enumeral will * the MC’s as necessary before use.
3.	Equipment and tooling that is necessary to the manufacture of the MCs will be paid for, after approval, by Enumeral and owned by Enumeral. Equipment and tooling that improves Fikst’s capabilities and is not related to the manufacture of the MCs will be paid for by Fikst and owned by Fikst. Some equipment may be shared expense with ownership to be determined by mutual agreement.

Statement of Work

Phase 1: Process Definition

a. Visit Enumeral

i. Fikst will visit Enumeral and document the current * process in detail including inputs, method and output specifications.

ii. Fikst will develop design criteria for the process and the tooling.

Deliverables: (i) Standard Operating Procedure (SOP) for the current process

(ii) Design criteria for the * process and tooling.

Timeline: *

Condition for Proceeding to Phase 2: Approval of Enumeral

Phase 2: Process and Tooling Design

a.	Process Design

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i. Fikst will develop an improved SOP for * MC’s.

ii. Fikst will review options for equipment that could be used to * the process (mixing equipment, inspection equipment, etc.).

b. Tooling Design

i. Fikst will brainstorm * to the Enumeral tooling.

ii. Fikst will build proof-of-concept prototypes of concepts as necessary.

iii. Fikst will build 3D CAD models of the new tooling design.

c. Process and Tooling Design Review with Enumeral

d. Tooling Build

i. Fikst will build, or have built * of tooling to the new design.

Deliverables: (i) Improved SOP (ii) CAD design of Tooling (iii) * of Tooling

Timeline: *

Condition for Proceeding to Phase 3: Approval of Enumeral

Phase 3: Sampling

a. Process and Tooling Refinement

i. Fikst will set up a production line for Enumeral MC *.

ii. Fikst will develop and debug the new process and tooling.

b. Part Samples

i. Fikst will provide * MC production samples for approval by Enumeral.

Deliverables: (i) * production MC Samples.

Timeline: *

Condition for Proceeding to Phase 4: Approval of Enumeral

Phase 4: Production

a. Upon approval of production MC Samples Fikst will produce chips for Enumeral that meet the mutually agreed upon quality.

b. Fikst will scale up capacity to meet orders by Enumeral. Additional sets of tooling will be built as necessary.

Deliverables: (i) Production MC’s as required

Timeline: On-going

Methodology:

Iteration: Our process will be highly iterative where we will (i) brainstorm concepts, (ii) quickly build breadboard prototypes, (iii) test and review breadboards, and (iv) identify issues with concepts. The identified issues will go back to brainstorming and we will repeat this process until concepts suitable for detail design are developed.

Prototyping: In order to support our highly iterative approach Fikst has a significant in-house prototyping capability including 3D Printing (FDM), CNC Machining, Laser Cutting and Silicone Molding. By being able to test concepts quickly and inexpensively we are able to reduce development risk and quickly turn revolutionary concepts into practical solutions.

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Design Controls: Each client has a designated area in our system for all electronic files. The primary engineer for the project will maintain the data, CAD and key project documentation with revision control. Design Reviews will have PowerPoint slide decks which will document work since the last meeting including design inputs and outputs as well as list next steps.

Project Budget

Non-recurring Engineering (NRE) for this project will be * due on the following schedule:

1.	Project Initiation: *
2.	Completion of Phase 2: *
3.	Sample Approval: *

Tooling cost will be in addition to the NRE and is expect to be * per set. Between 3-6 sets of tooling are estimated to be sufficient for this process. Enumeral may stop this project at any time. If the project is placed on hold a partial payment will be due based on completed work at Fikst standard rates; Fikst standard rates are */hr for Principals; * for Engineers and * for Designers.

Expected MC Supply

Proposed MC Initial Cost will be * in quantities of * Lead Time *.

Terms:

A.          Subject to Paragraph D, Enumeral shall have the sole title, right and interest in and to all inventions, trade secrets, methodologies, developments, data and results developed and/or generated by Fikst and/or any of its subcontractors (whether by itself or jointly with others) in the performance of the Project, including but not limited to documents, drawings and electronic files and all intellectual property rights such as know-how, patent, copy and design rights, clinical results and other information from the Project and shall include the MCs, the Proposal, the development plan, any instruments and equipment such as the engineering prototypes and the pilot production units to be delivered pursuant to the development plan (“Development Results”). Fikst irrevocably assigns all, rights, title and interests in such Development Results, including but not limited to the Development Patents (as defined in the following sentence) to Enumeral. “Development Patents” shall mean any and all patents, patent applications and provisional patents pertaining to or resulting from Development Results, and all divisionals, continuations, continuations-in-part, reissues, renewals, supplemental protection certificates, extensions or additions to any such patents and patent applications. Fikst will cooperate with Enumeral, at Enumeral’s expense, in connection with filing one or more filings of patent applications with any and all patent offices.

B.          To the extent that any Background IP (as defined in the next sentence) is used in connection with or incorporated into any Development Results and other deliverables hereunder, then Enumeral is hereby granted a nonexclusive fully paid up, royalty free, perpetual, sublicensable and assignable license to such Background IP. “Background IP” shall mean all inventions, trade secrets, methodologies, developments, data and results developed and/or generated by Fikst prior to the date hereof.

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C.          All employees working on the Project will execute agreements assigning all inventions conceived while working at Fikst to Fikst for assignment to Enumeral and agreeing to keep confidential all confidential information of Enumeral including any Development Results, in form and substance satisfactory to Enumeral. Copies of such agreements shall be made available to Enumeral upon its request.

D.          To the extent that any Development Results (i) directly and solely relate to the general design and manufacturing processes created by Fikst during the Project in performance of the services described hereunder, (ii) do not contain or are derived from confidential information of Enumeral and (iii) do not require a license from Enumeral of any patents or patent applications (assuming such patent applications were issued with the claims originally filed) licensed, owned or controlled by Enumeral (“General Manufacturing Processes”), then Fikst shall own such General Manufacturing Processes (which shall also be considered Background IP for purposes of Paragraph B above). Fikst hereby grants to Enumeral a royalty free, fully paid-up license to use such General Manufacturing Processes to make, have made, sell, have sold, offer to sell, import products. The license granted to Enumeral in the foregoing sentence shall be non-exclusive with respect to all application except that such license granted to Enumeral shall be exclusive (even as to Fikst), transferable and sublicensable to the extent that it is used to manufacture an Enumeral *. An “Enumeral *” means any *, containing * in the microarray where such wells are * or smaller in dimension or diameter and (ii) used directly in the *, including but not limited to products *. Fikst agrees that it shall not use such * in an Enumeral *.

E.          Fikst will perform the Project hereunder in compliance with federal, state and local laws and regulations. Fikst will not knowingly, in the course of providing the services, use any tools, methods, materials, inventions or procedures that infringe any intellectual property rights (including without limitation any patents) of any third party. Fikst represents that it will not commingle any funding or grants from any other party including without limitation any governmental or quasi governmental entity with the funding from Enumeral for the work being performed hereunder. The term “knowingly” as used above shall include where Fikst should have reasonably known as well as actual knowledge.

F.          Fikst shall execute the Project in a workmanlike and diligent manner consistent with the highest industry standards, in accordance with the terms and subject to the conditions and limitations of this Agreement.

G.          Upon reasonable prior notice to Fikst, Enumeral, at its own cost and expense, shall have the right to have a reasonable number of its own employees on Fikst’s premises for the purpose of monitoring and working together with respect to the progress of the Project.

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H.          Fikst shall not transfer or assign (whether through asset or stock sale, merger or consolidation) this Agreement or its rights and obligations under this Agreement to any third party without Enumeral’s prior written consent. Fikst shall not subcontract any work to be performed hereunder except with respect to vendor tooling, without the prior written consent of Enumeral, which will not be unreasonably withheld, provided further that, if Enumeral requests, each such subcontractor executes and delivers to Fikst and Enumeral an agreement in form and substance satisfactory to Enumeral assigning all of its rights, title and interest in any of its work to Enumeral and agreeing to keep confidential all Enumeral information and the Development Results.

I.          This Agreement shall be governed by and construed in accordance with the laws of Commonwealth of Massachusetts without regard to conflict of laws principles.

J.          The parties to this Agreement are independent contractors and not joint venturers or partners. Neither party shall be deemed to be an agent of the other party as a result of any transaction under or related to this Agreement.

K.          No provision of this agreement may be amended, modified or waived except by a mutually agreed executed written agreement.

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Acceptance

As agreed by the Parties hereto:

Accepted: Enumeral Biomedical Corp.

By: Derek Brand

Signature: /s/ Derek Brand

Title: Director of Business Development

Date: 5/29/2013

Accepted: Fikst

By: Paul Sabin

Signature: /s/ Paul Sabin

Title: Principal

Date: 5/23/13

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Exhibit A: Proposed device evaluation procedure

1.	* will be assessed using * to measure the * across each device provided by Fikst. * will be assayed to create *. The measured * will be used to graphically reconstruct the *. Tolerable * is less than * across the *, with a * of * from the * to * of the *.

2.	* will be assessed using * to measure the * throughout each device provided by Fikst. * will be measured in * and converted to *. * resulting from * is less than * of the original *.

3.	* will be assessed using * to measure the locations of individual * across each device provided by Fikst. Enumeral’s existing * developed for the * contained in the * provided to Fikst will be used. All * must be visible in a * using the * to drive to the desired *.

4.	* in microengraving when loaded with * an antibody will be assayed for all devices supplied by Fikst that meet the above criteria (1-3). Enumeral will perform microengraving to detect * antibodies from * of the supplied devices. This will occur by covering a device * with an appropriately *. Device quality will be ascertained from the image quality and * in the resulting *.

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